UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KRYSTAL BIOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KRYSTAL BIOTECH, INC.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2020

May 8, 2020

Dear Fellow Stockholders:

We are very saddened to report that R. Douglas Norby, who served on the Board of Directors (the “Board”) for Krystal Biotech, Inc. (the “Company”) since 2017, recently passed away unexpectedly. Mr. Norby served as our lead independent director, Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. The Company’s Board of Directors and management wish to express their appreciation for Mr. Norby’s service and contributions to the Company and its stockholders.

The Board has determined that at this time it will not appoint a replacement to fill the Class I seat that had been held by Mr. Norby, but has reduced the size of the Board from seven to six members, with the reduction occurring in Class I.

On April 16, 2020, the Board appointed Daniel S. Janney as lead independent director to fill the vacancy and to serve in such capacity until his successor is duly appointed and qualified. The Board also updated committee membership and appointed new chairs of committees as appropriate. Following the reassignment, the membership information for each of the Board committees is as follows:

Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel S. Janney*	X	X(Chair)	X
Julian Gangolli	X	X	X(Chair)
Dino A. Rossi**	X(Chair)	X	X

*	Lead independent director.
**	Audit committee financial expert.

The table appearing on Page 19 of the 2020 Proxy Statement reporting the beneficial ownership of our common stock, par value $0.00001 per share (our “Common Stock”) by holders of more than 5% of our Common Stock and our directors and executive officers as of April 1, 2020, includes information regarding Mr. Norby’s beneficial ownership of Common Stock. If the shares of Common Stock previously included as being beneficially owned by Mr. Norby as of April 1, 2020 were not included in the total shares of Common Stock owned by directors and executive officers as a group, the total number of shares of Common Stock would be reduced by 30,712 shares, and the total number of directors and executive officers as a group would be reduced to 11.

Neither the reduction in the size of the Board, nor the reassignment in committees, changes the nominees recommended by the Board of Directors for election of directors in Class III. The Board of Directors recommends a vote “FOR” nominees Krish S. Krishnan and Kirti Ganorkar and the other proposal set out in the Notice of Annual Meeting of Stockholders of the Company to be held May 29, 2020.

At the time the Proxy Statement was filed, 2019 bonus awards for Krish Krishnan, our chief executive officer, and Suma Krishnan, our chief operating officer, had not been determined. As a result, the Summary Compensation Table included on page 15 of the Proxy Statement does not reflect the 2019 bonus awards. On April 29, 2020 the Board approved a 2019 cash bonus of $254,153 for Mr. Krishnan and a 2019 cash bonus of $254,153 for Ms. Krishnan. With the addition of the bonus awards, Mr. Krishnan’s total compensation for 2019 was increased to $619,878, and Ms. Krishnan’s total compensation for 2019 was increased to $495,444.

Except as set forth in this Proxy Supplement, the information in the Proxy Statement remains unchanged.

Sincerely,

/s/ Krish S. Krishnan
Krish S. Krishnan
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2020.

This Proxy Supplement, the Notice of Annual Meeting of Stockholders, the Proxy Statement, accompanying form of proxy card and our Annual Report to Stockholders/Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com